Exhibit 99.2

Unaudited pro forma CONDENSED CONSOLIDATED financial information

The following unaudited pro forma condensed consolidated financial statements of Cardinal Infrastructure Group Inc. (the “Company,” “Cardinal Group,” “we,” “us” or “our”) have been prepared in accordance with Article 11 (“Article 11”) of Regulation S-X of the Securities and Exchange Commission to give effect to (i) the acquisition by Cardinal Civil Contracting Holdings LLC, a controlled subsidiary of the Company (“Cardinal” or the “Purchaser”), of all of the equity interests of A.L. Grading Contractors, LLC (“ALGC”), which closed on February 18, 2026 (the “ALGC Acquisition”), (ii) the related financing transactions, including the first amendment to the Purchaser’s credit agreement with Truist Bank that increased the term loan facility from $120.0 million to $200.0 million in aggregate principal amount (the “First Amendment” and the additional borrowings thereunder, the “Acquisition Financing ”), and (iii) the reorganization transactions and the Company’s initial public offering (the
IPO”) of Class A Common Stock that closed on December 11, 2025 ( the “Reorganization and Offering Transactions”).

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2025 has been prepared as if the ALGC Acquisition and the Acquisition Financing occurred on December 31, 2025. The unaudited pro forma condensed consolidated statement of comprehensive income for the year ended December 31, 2025 has been prepared as if the ALGC Acquisition, the Acquisition Financing, and the Reorganization and Offering Transactions had each occurred on January 1, 2025.

The Company’s historical condensed consolidated balance sheet as of December 31, 2025 already reflects the Reorganization and Offering Transactions, each of which was consummated prior to December 31, 2025. As a result, no separate columns are presented for the Reorganization and Offering Transactions in the unaudited pro forma condensed consolidated balance sheet.

The unaudited pro forma condensed consolidated financial information has been derived from, and should be read in conjunction with: (i) the audited consolidated financial statements and accompanying notes of the Company as of and for the year ended December 31, 2025, included in the Company’s Annual Report on Form 10-K, and (ii) the historical financial statements of A.L. Grading Contractors, Inc. (the predecessor corporation to ALGC) as of and for the year ended December 31, 2025, included as Exhibit 99.1 to the Current Report on Form 8-K/A to which this unaudited condensed consolidated pro forma financial information is an exhibit.

The Company has prepared the unaudited pro forma condensed consolidated financial information to reflect the accounting for the transactions described below in accordance with accounting policies generally accepted in the United States (“GAAP”). The unaudited pro forma condensed consolidated financial information reflects adjustments described in the accompanying notes that are based on available information and certain assumptions the Company believes are reasonable but are subject to change. The pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial information presented herein. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the unaudited pro forma condensed consolidated financial information and on the Company’s future results of operations and financial position.

The pro forma financial information is presented for informational purposes only and does not purport to represent the actual results of operations or financial position that would have occurred had the ALGC Acquisition, the Acquisition Financing and the Reorganization and Offering Transactions been consummated on the dates assumed, nor is it necessarily indicative of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed consolidated financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that may be realized following the ALGC Acquisition, or any costs to integrate the operations of ALGC or to achieve such cost savings, operating synergies or revenue enhancements.

As a public company, the Company expects to continue to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees, costs for SEC reporting requirements, transfer agent fees, additional accounting, legal and administrative personnel, increased auditing and legal expenses, and other related costs. Due to the scope and complexity of these activities, the amount of such costs would be based on subjective estimates and assumptions that cannot be factually supported. Accordingly, the unaudited pro forma condensed consolidated financial information does not include any pro forma adjustments related to such costs.

Summary of the Transactions

ALGC Acquisition

On February 18, 2026, the Company, through the Purchaser, completed the ALGC Acquisition pursuant to a Membership Interests Purchase and Contribution Agreement, dated February 18, 2026 (the “Purchase Agreement”), with Diamond Interests Group, LLC (the “Seller”), ALGC, Anthony L. Wood, Jr. and Benjamin A. Wood (collectively, the “Seller Owners”). Pursuant to the Purchase Agreement, the Purchaser paid aggregate consideration consisting of (i) approximately $128.6 million in cash (subject to customary adjustments under the Purchase Agreement), (ii) 4,186,062 limited liability company units of the Purchaser (the “Common Units”) (together with an equal number of shares of the Company’s Class B Common Stock, $0.0001 par value per share, the “Class B Common Stock”), and (iii) 345,666 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) issued to employees of, and service providers to, ALGC at the direction of the Seller. The cash portion of the purchase price was funded with a combination of cash on hand and incremental borrowings under the Purchaser’s amended credit facility.

ALGC is engaged in the business of providing infrastructure services to residential, industrial and commercial projects in the greater Atlanta, Georgia area. The ALGC Acquisition will be accounted for as a business combination under the acquisition method of accounting in accordance with FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with the Company as the accounting acquirer.

The historical financial information of A.L. Grading Contractors, Inc. reflected in the unaudited pro forma condensed consolidated financial information are those of the predecessor corporation, which was converted into a limited liability company organized in the State of Georgia on February 17, 2026 (immediately prior to the consummation of the ALGC Acquisition on February 18, 2026).

Acquisition Financing

On February 18, 2026, Cardinal Civil Contracting, LLC (“Cardinal NC”), the Purchaser, the other guarantors party thereto, the lenders party thereto and Truist Bank, as administrative agent, issuing bank and swingline lender, entered into the First Amendment to the Credit Agreement, dated October 1, 2025 (the “Credit Agreement” and, as amended, the “Amended Credit Agreement”). The First Amendment, among other things, increased the term loan facility under the Credit Agreement from $120.0 million in aggregate principal amount to $200.0 million in aggregate principal amount. A portion of the proceeds of the incremental term loans made pursuant to the First Amendment was used to pay the cash portion of the ALGC Acquisition purchase price. The Company is not a party to the Amended Credit Agreement.

Reorganization and Offering Transactions

Prior to the IPO, all of the Company’s business was conducted through Cardinal NC. In connection with the IPO, the Company completed a series of organizational transactions (the “Reorganization Transactions”) to reorganize its corporate structure. The IPO and the Reorganization Transactions are collectively referred to herein as the “Reorganization and Offering Transactions.” The Reorganization and Offering Transactions consisted of two discrete transactions, the “September 2025 Reorganization” and the “IPO Reorganization,” each described below.

Cardinal Infrastructure Group Inc. (the “Cardinal Group”) was formed on June 12, 2025 and, prior to the IPO, did not conduct any business. The Reorganization Transactions were completed in two steps. Effective September 30, 2025, the September 2025 Reorganization combined Cardinal NC’s non-wholly owned subsidiaries into Cardinal NC and recapitalized all existing interests into a single class of LLC Units of Cardinal. On December 10, 2025, the IPO Reorganization amended and restated the Cardinal operating agreement and Cardinal Group’s certificate of incorporation (including a ~86-to-one forward stock split and authorization of Class A, Class B and preferred stock) and appointed Cardinal Group as Cardinal’s sole managing member.

On December 11-12, 2025, Cardinal Group completed the IPO of 11,500,000 shares of Class A Common Stock at $21.00 per share, plus 1,725,000 shares pursuant to the underwriters’ option, for gross proceeds of approximately $277.7 million. Cardinal Group used the net proceeds to purchase 14,943,750 newly issued LLC Units from Cardinal for approximately $258.3 million and issued 23,387,813 shares of Class B Common Stock to the existing Cardinal equity holders (the “Continuing Equity Holders”) on a one-for-one basis with their retained LLC Units, for nominal consideration. As of December 31, 2025, Cardinal Group owned 14,947,318 LLC Units (39.0% of Cardinal) and the Continuing Equity Holders owned the remaining 23,387,813 LLC Units (61.0%).

The resulting umbrella partnership-C corporation (“Up-C”) structure allows the Continuing Equity Holders to retain flow-through tax treatment on their LLC Units, which are redeemable for Class A Common Stock (or, at the Company’s option, cash) on a one-for-one basis with automatic cancellation of the corresponding Class B shares. Under the Tax Receivable Agreement, the Continuing Equity Holders are entitled to 85.0% of certain cash tax benefits realized by Cardinal Group, with Cardinal Group retaining the remaining 15.0%.

Both steps of the Reorganization and Offering Transactions are accounted for as transactions among entities under common control. The September 2025 Reorganization is treated as an acquisition of noncontrolling interests under ASC 810-10-45-23, with carrying amounts reclassified to members’ equity and no gain or loss recognized. The IPO Reorganization is treated as a recapitalization of the predecessor operating entity, and the historical financial statements of Cardinal are carried forward as those of Cardinal Group, adjusted for the recapitalized equity structure.

As the sole managing member of Cardinal, the Company operates and controls all of the business and affairs of Cardinal and, through Cardinal, conducts the Company’s business. As a result, the below pro formas adjustments below reflect the Company consolidating Cardinal and recording a significant noncontrolling interest in a consolidated entity in the Company’s consolidated financial statements for the economic interest in Cardinal held by the Continuing Equity Holders.

Expected Accounting Treatment of the Acquisition

The unaudited pro forma condensed consolidated financial information has been prepared assuming the acquisition method of accounting in accordance with GAAP. Under this method, ALGC’s assets and liabilities will be recorded at their respective preliminary fair values. Any difference between the purchase price for ALGC and the fair value of the identifiable net assets acquired (including intangible assets) will be recorded as goodwill. The goodwill resulting from the Acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. One-time direct and incremental transaction costs will be expensed as incurred under ASC 805 and are assumed to be cash settled. The Company has preliminarily estimated the fair value of ALGC’s assets acquired and liabilities assumed and is in the process of conforming the accounting policies of ALGC to its accounting policies. The unaudited pro forma condensed consolidated financial information are based on preliminary accounting conclusions and are subject to potential revisions upon further analysis. The pro forma adjustments represent management’s estimates based on information available as of the date of this Form 8-K/A and are subject to change as additional information becomes available and additional analyses are performed.

The Pro Forma Financial Information does not reflect the realization of any expected cost savings or other synergies from the ALGC Acquisition or any restructuring activities and other planned cost savings initiatives following the completion of the business combination. The transaction will also result in an increase in non-controlling interest due to the issuance of additional LLC units as consideration.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2025

	Cardinal Group	ALGC historical	ALGC Transaction Accounting Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash	$97,149,425	$6,551,063	$80,000,000	4	$50,011,565
			(676,499)	4
			(128,120,439)	2(a)
			(3,963,481)	2(b)
			(928,504)	5(b)
Accounts receivable, net	61,282,268	16,468,250			77,750,518
Contract assets	54,894,260	14,079,147			68,973,407
Prepaid expenses	1,892,615				1,892,615
Other assets	432,584	802,333			1,234,917
Total current assets	215,651,152	37,900,793	(53,688,923)		199,863,022
Property and equipment, net	84,901,602	35,281,496	1,101,243	2(b)	121,284,341
Operating lease right-of-use assets	8,929,742		4,798,645	2(b)	13,728,387
Goodwill	23,510,649		104,097,314	2(b)	127,607,963
Other intangible assets	15,513,692		97,100,000	2(d)	112,613,692
Deferred tax asset	46,080,518				46,080,518
Other assets		36,000			36,000
Total assets	$394,587,355	$73,218,289	$153,408,279		$621,213,923

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Current portion of notes payable	6,128,674	6,936,685	(6,936,685)	4(a)	10,128,674
			4,000,000	4(a)
Current portion of finance lease liabilities	3,349,359				3,349,359
Current portion of operating lease liabilities	3,814,686		85,148	2(b)	3,899,834
Accounts payable	60,600,099	12,701,534			73,301,633
Accrued expenses	2,956,314	772,177	(30,277)	2(b)	4,002,949
			304,735	5(a)
Deferred consideration payable	3,966,618		-	2(a)	3,966,618
Contract liabilities	10,831,564	2,054,252			12,885,816
Total current liabilities	91,647,314	22,464,648	(2,577,079)		111,534,883
Notes payable, less current portion, net of unamortized debt issuance costs	113,152,864	4,142,635	(4,142,635)	4(a)	188,314,363
			(838,501)	4(a)
			76,000,000	4(a)
Finance lease liabilities, less current portion	4,974,309				4,974,309
Operating lease liabilities, less current portion	5,851,516		6,095,498	2(b)	11,947,014
Tax receivable agreement liability	39,423,529				39,423,529
Contingent consideration			15,254,000	2(a), 6	15,254,000
Total liabilities	255,049,532	26,607,283	89,791,282		371,448,097

Stockholders' equity
Preferred stock $0.0001 par value per share, 10,000,000 shares authorized, no shares issued and outstanding, actual; 10,000,000 authorized, no shares issued and outstanding, pro forma	-				-

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2025

	Cardinal Group	ALGC historical	ALGC Transaction Accounting Adjustments	Notes	Pro Forma
Class A Common stock, par value $0.0001 per share; 500,000,000 shares authorized, 14,947,318 shares issued and outstanding, actual; 500,000,000 shares authorized, 15,292,984 shares issued and outstanding, pro forma	1,495		35	2(a)	1,530
Class B Common stock, par value $0.0001 per share; 500,000,000 shares authorized, 23,387,813 shares issued and outstanding, actual; 500,000,000 shares authorized, 27,573,875 shares issued and outstanding, pro forma	2,339		419	2(a)	2,758
Common stock of ALGC $1 par value; 100,000 shares authorized 424 shares issued and outstanding. 0 shares issued and outstanding, pro forma		424	(424)	2(c)
Additional paid-in-capital	57,593,814	30,791	(30,791)	2(c)	66,083,336
			8,489,522	2(a)
Retained earnings	863,593	46,579,791	(46,579,791)	2(c)	(207,644)
			(1,071,237)	5(b)
Noncontrolling interests attributable to Cardinal Infrastructure Group Inc.	81,076,582		102,809,264	2(a)	183,885,846
Total members'/ stockholders equity	139,537,823	46,611,006	63,616,997		249,765,826
Total liabilities and equity	$394,587,355	$73,218,289	$153,408,279		$621,213,923

See accompanying notes to unaudited pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF COMPREHENSIVE INCOME
For the Year Ended December 31, 2025

	Cardinal Group	Reorg. & Offering Adjustments	Notes	ALGC historical	ALGC Reclassification Adjustments	Notes	ALGC Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma
Revenues	$456,045,369			$164,452,065							$620,497,434
Cost of revenues, excluding depreciation and amortization	359,897,579			121,096,669	(7,055,425)	3(a)					473,938,823
General and administrative	23,526,023	96,670	6(a)	8,837,828	(24,000)	3(a)	1,071,238	5(e)			34,219,144
					61,248	3(b)	650,137	5(c)
Depreciation expense	25,246,451	(19,263)	6(a)		7,079,425	3(a)	2,379,643	2(e)			34,686,256
Amortization expense	7,128,310						19,729,278	2(d)			26,857,588
(Gain) loss on disposal of property and equipment	(157,401)				(61,248)	3(b)					(218,649)
Income from operations	40,404,407	(77,407)		34,517,568	-		(23,830,297)		-		51,014,271

Other income (expense):
Interest income				216,341	(216,341)	3(c)
Interest expense, net	(6,825,542)	126,564	6(a)	(245,080)	216,341	3(c)	28,739	4(b)	(4,984,983)	6(a)	(12,649,960)
		(965,998)	4(b)
Other expense, net	(518,704)	(159,079)	6(a)	421,861			-		-		(255,922)
Total other expense, net	(7,344,246)	(998,513)		393,122	-		28,739		(4,984,983)		(12,905,882)

Net income before taxes	33,060,161	(1,075,920)		34,910,690	-		(23,801,558)		(4,984,983)		38,108,390
Income tax expense	(1,966,678)	(799,397)	6(b)	(1,384,000)			644,850	5(c)	405,480	5(c)	(3,099,745)
Net income, including noncontrolling interests	$31,093,483	$(1,875,317)		$33,526,690	$-		$(23,156,708)		$(4,579,503)		$35,008,645
Less: Net income attributable to noncontrolling interests	$8,407,426	9,418,234	6(c)	$-			7,639,202	5(f)	(2,945,741)	5(f)	22,519,121
Net income attributable to Company	$22,686,057	$(11,293,551)		$33,526,690	$-		$(30,795,910)		$(1,633,763)		$12,489,524

	For the period from December 10, 2025 to December 31, 2025 (1)										Pro Forma
Pro forma per share data:
Pro forma net income per share
Basic	$0.06									8	$0.82
Diluted	$0.06									8	$0.82
Pro forma weighted average shares used to compute pro forma net income per share
Basic	14,787,094									8	15,289,426
Diluted	14,809,208									8	15,311,540

(1) The Cardinal Group historical computation of basic and diluted earnings per share of Class A Common Stock represents the period from December 10, 2025 to December 31, 2025, the period subsequent to the IPO. Prior to the IPO, the company was a limited liability company and did not present earnings per share.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

NOTES TO THE UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

Note 1: Basis of Presentation Description of the Business Combination

On February 18, 2026, the Company, through its controlled subsidiary Cardinal Civil Contracting Holdings LLC, acquired of all of the equity interests in ALGC pursuant to the Purchase Agreement dated February 18, 2026 for a total estimated consideration of $254.7 million consisting of (i) $117.7 million in cash, (ii) 4,186,062 limited liability company units (the “Common Units”) of the Purchaser (including an equal number of shares of the Company’s Class B common stock, $0.0001 par value per share (the “Class B Common Stock”)), valued at $102.8 million based on the closing price of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) (iii) 345,666 shares of Class A common stock valued at $8.5 million, $0.0001 par value per share (the “Class A Common Stock”) which were issued to employees of, and service providers to, ALGC at the direction of the Seller. (iv) the assumption of approximately $10.4 million of liabilities paid on closing, and (v) an estimated net working capital payment. ALGC is a provider of comprehensive site development solutions, including grading, underground utilities, erosion control, and clearing, supporting large-scale commercial, industrial, and residential construction in Georgia and South Carolina.

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 to give effect to the ALGC Acquisition, the Acquisition Financing, and the Reorganization and Offering Transactions. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2025 has been prepared as if the ALGC Acquisition and the Acquisition Financing had occurred on December 31, 2025. The unaudited pro forma condensed consolidated statement of comprehensive income for the year ended December 31, 2025 has been prepared as if the ALGC Acquisition, the Acquisition Financing, and the Reorganization and Offering Transactions had each occurred on January 1, 2025.

The Company’s historical condensed consolidated balance sheet as of December 31, 2025 already reflects the consummation of the Reorganization Transactions, and the Offering. Accordingly, no separate columns are presented for those transactions on the pro forma balance sheet.

The unaudited pro forma condensed consolidated financial information was prepared using the following historical financial information:

•
Audited consolidated balance sheet of Cardinal Infrastructure Group Inc. as of December 31, 2025 and the audited consolidated statement of comprehensive income for the year ended December 31, 2025, in each case included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed March 23, 2026;
•
Audited financial statements of A.L. Grading Contractors, Inc. (the predecessor corporation to ALGC) as of and for the year ended December 31, 2025, included elsewhere in this filing pursuant to Rule 3-05 of Regulation S-X; and
•
The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The accounting policies of ALGC are in the process of being conformed to those of the Company and additional differences may be identified upon completion of a comprehensive review.

The ALGC business combination has been accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has preliminarily estimated the fair value of ALGC ’s assets acquired and liabilities assumed and conformed the accounting policies of ALGC to its accounting policies.

The unaudited pro forma condensed consolidated financial statements do not reflect the realization of any expected cost savings or other synergies from the ALGC acquisition as the result of restructuring activities and other planned cost savings initiatives following the completion of the business combination. These adjustments are excluded because they reflect actions the Company intends to undertake after the business combination.

Note 2: Preliminary Purchase Price and Allocation for the ALGC Acquisition

a)
The unaudited pro forma condensed consolidated balance sheet as of December 31, 2025 reflects the estimated purchase price as follows as if the ALGC acquisition occurred on December 31, 2025:

Cash	$117,761,839
Liabilities assumed and paid at closing	10,358,600
Issuance of LLC Class B Units and Class B Common stock	102,809,683
Fair value of vested Class A equity awards issued to employees of, and service providers to, ALGC pertaining to pre-merger service at the direction of the Seller	8,489,557
Contingent Consideration	15,254,000
Total consideration	$254,673,679

Class A common stock was valued based on the closing price of the Company’s Class A Common Stock on February 18, 2026.

NOTES TO THE UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

For purposes of the unaudited pro forma condensed consolidated balance sheet, the Common Units issued in the ALGC Acquisition (along with the corresponding shares of Class B Common Stock) were valued on a combined basis, based on the closing price of the Company’s Class A Common Stock on February 18, 2026.

b)
The unaudited pro forma condensed consolidated financial information reflects the estimated fair value of assets acquired and liabilities assumed as follows as if the ALGC acquisition occurred on December 31, 2025:

Cash	$2,587,582
Accounts receivable	16,468,250
Contract assets	14,079,147
Other assets	802,333
Property, plant and equipment	36,382,739
Operating lease right of use assets	4,798,645
Intangible assets	97,100,000
Goodwill	104,097,314
Other long term assets	36,000
Accounts payable	(12,701,534)
Accrued expenses	(741,900)
Contract liabilities	(2,054,252)
Current portion of operating lease liabilities	(85,148)
Operating lease liabilities, less current portion	(6,095,498)
Total net assets acquired	$254,673,679

Assets that were not acquired and liabilities that were not assumed under the Purchase Agreement (including ALGC’s historical cash, certain notes payable (see Note 4), and certain investments and accrued items) have been excluded from the preliminary allocation and adjusted out from the ALGC historical condensed consolidated balance sheet as of December 31, 2025.

c)
Reflects the elimination of historical equity of ALGC as if the ALGC Acquisition occurred on December 31, 2025.
d)
Reflects the estimated fair value and weighted-average estimated useful lives of the identifiable intangible assets to be acquired in the ALGC Acquisition and the related impact on amortization expense in the unaudited pro forma condensed consolidated statement of comprehensive income for the year ended December 31, 2025, computed as if the ALGC Acquisition had occurred on January 1, 2025. Identifiable intangible assets are expected to consist of customer relationships, backlog, trade name and noncompete agreements.

			Annual Amortization ($)
Intangible assets:	Fair Value ($)	Weighted average useful life (years)	For the Year Ended December 31, 2025
Customer relationships	67,900,000	11.6	6,032,611
Backlog	18,700,000	1.5	12,466,667
Trade name	9,300,000	10.0	930,000
Noncompete agreements	1,200,000	4.0	300,000
Total	97,100,000		19,729,278

e)
Reflects the estimated impact on depreciation expense for property and equipment to be acquired in the ALGC Acquisition based on the estimated fair values of the acquired assets and their estimated useful lives, computed as if the ALGC Acquisition had occurred on January 1, 2025. Consistent with the Company’s historical policy for similar assets, Property and equipment is depreciated using the double-declining balance method, over the weighted average estimated remaining useful lives of 6.8 years.
f)
The excess of preliminary purchase consideration over the fair value of net assets acquired is preliminarily recorded as goodwill. The goodwill is attributable to qualitative factors such as anticipated cost synergies and future growth in the combined business, as well as the value of the assembled workforce. A portion of the goodwill recognized in the ALGC Acquisition is expected to be deductible for U.S. federal income tax purposes and amortized over 15 years.

As part of the acquisition transaction, the Company entered into two separate 15‑year lease agreements with an entity under common control with the seller to lease the existing operating and office facilities of ALGC. The contractual lease payments under these agreements exceeded market rates at the acquisition date. As a result, the Company recorded an unfavorable lease fair value adjustment

NOTES TO THE UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

of $1,380,000, which was recognized as a reduction to the operating lease right‑of‑use asset as of the acquisition date and is reflected within Note 2(b) above.

The amounts presented above reflect preliminary estimates of purchase accounting under ASC 805 and related fair value measurements. These amounts are unaudited and subject to change pending completion of ongoing valuation procedures, finalization of deferred income taxes, and the final determination of the working capital and other customary post-closing adjustments under the Purchase Agreement.

Note 3: Reclassification Adjustments for the ALGC Acquisition

The pro forma reclassification adjustments included in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2025 are as follows:

a)

The Company separately presents Depreciation and Amortization, while ALGC recognizes these costs within Cost of Revenues and General and administrative. Therefore, this adjustment conforms the presentation of Depreciation and Amortization expenses to the Company’s presentation.

b)

The Company recognizes Loss (gain) on disposal of property and equipment as a component of Income from operations, while ALGC recognizes this income in within General and administrative expenses. Therefore, this adjustment conforms the presentation of the gain on disposal of property and equipment to the Company’s presentation.

c)

The Company recognizes Interest Expense, net, while ALGC recognizes Interest income and expense discretely. Therefore, this adjustment conforms the presentation of Interest income the Company’s presentation. Refer to Note 4(b) for related Financing adjustments.

Note 4: Financing Adjustments

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2025 reflects the financing-related transaction accounting adjustments associated with the ALGC Acquisition. Pursuant to the First Amendment, the term loan facility under the Credit Agreement was increased from $120.0 million to $200.0 million in aggregate principal amount, and a portion of the proceeds of the incremental term loans was used to fund the cash portion of the ALGC Acquisition purchase price.

Pro forma transaction accounting adjustments:
Decrease for removal of ALGC's existing debt (current portion)	$(6,936,685)
Decrease for removal of ALGC's existing debt (less current portion)	(4,142,635)
Increase for the First Amendment to the October 2025 Credit Facility Debt utilized to finance the ALGC Acquisition	80,000,000
Increase in debt issuance costs related to the First Amendment to the October 2025 Credit Facility	(838,501)
Net pro forma transaction accounting adjustments to Debt in connection with ALGC and Acquisition Financing Transaction	68,082,179

Adjustments comprise of:
Current portion of notes payable	$(2,936,685)
Notes payable, less current portion, net of unamortized debt issuance costs	$71,018,864

On February 18, 2026, Cardinal Civil Contracting, LLC, and the other guarantors party thereto, the lenders party thereto and Truist Bank (“Truist Bank”), as administrative agent, issuing bank and swingline lender, entered into the First Amendment, which amends the October 2025 Credit Facility, by and among Cardinal Civil Contracting, LLC, Purchaser, the other guarantors from time to time party thereto, the lenders from time to time party thereto and Truist Bank. Cardinal Infrastructure Group Inc. is not a party to the First Amendment or the October 2025 Credit Agreement.

The First Amendment, among other things, increased the term loan facility under the October 2025 Credit Agreement from $120.0 million in aggregate principal amount to $200.0 million in aggregate principal amount. A portion of the proceeds of the incremental term loans made pursuant to the First Amendment was used to pay the cash portion of the Acquisition purchase price. Except as modified by the First Amendment, the terms and conditions in the October 2025 Credit Agreement remain the same. Debt issuance costs related to the financing transaction were estimated to be $838,501, of which $676,499 was paid out of net proceeds of financing.

The pro forma adjustments included in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2025 are as follows:

NOTES TO THE UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

a)
Represents the net adjustments to “Notes payable, less current portion, net of unamortized debt issuance costs” and “Current portion of notes payable” described above to give effect to the Acquisition Financing as if it had occurred on December 31, 2025. Of the aggregate adjustment, $(2,936,685) is reflected in current portion of notes payable and $71,018,864 is reflected in notes payable, less current portion.
b)
Represents the net increase to interest expense and amortization of debt issuance costs in the unaudited pro forma condensed consolidated statement of comprehensive income for the year ended December 31, 2025 resulting from the Reorganization and Offering, and Acquisition Financing as if the incremental term loans had been drawn on January 1, 2025, partially offset by the elimination of historical interest expense related to ALGC notes payable that were not assumed. The components are summarized below:

For the Year Ended December 31, 2025
Pro forma reorganization and offering adjustments:
Elimination of historic net interest expense and amortization of debt issuance costs	$(6,680,543)
Amortization of debt issuance costs Cardinal	398,793
Interest expense on $120 m of October 2025 Credit Facility at 6.04% (Based on Term SOFR of 3.66% on April 1, 2025 Plus an applicable margin of 2.38%)	7,247,748
Net pro forma transaction accounting adjustments to Debt in connection with the Reorganization and Offering Transaction	$965,998
Pro forma ALGC transaction accounting adjustments:
Elimination of net interest expense and amortization of debt issuance costs - outstanding ALGC's debt	$(28,739)
Interest expense on first amendment to the October 2025 Credit facility at 6.04% (Based on Term SOFR of 3.66% on April 1, 2025 Plus an applicable margin of 2.38%)	4,831,832
Amortization of debt issuance costs for the first amendment to the October Credit facility	181,890
Net pro forma transaction accounting adjustments to Debt in connection with the ALGC Acquisition	$4,984,983

A 1/8th of one percentage point increase or decrease in the assumed benchmark rate would result in a change in interest expense of approximately $0.1 million for the year ended December 31, 2025 in respect of borrowings under the Amended Credit Agreement attributable to the ALGC Acquisition Financing and $0.15 million for the year ended December 31, 2025 in respect of borrowings under the October 2025 Credit Facility.

Note 5: Other Adjustments for the ALGC Acquisition

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2025 are as follows:

a)
Reflects an accrual for the estimated debt issuance costs of $0.2 million and transaction fees of $0.1 million as if incurred on December 31, 2025, the date the Business Combination occurred for the unaudited pro forma condensed consolidated balance sheet. This is a non-recurring item.
b)
Reflects paid transaction costs of $0.9 million, and the effect on retained earnings of $1.1 million transaction costs as if incurred on January 1, 2025, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed consolidated statement of operations. This is a non-recurring item.

The pro forma adjustments included in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2025 are as follows:

c)
Provides for an assumed income tax expense on the Company’s share of ALGC earnings which is calculated at 8.13% of income before income tax expense, computed as if the ALGC Acquisition had occurred on January 1, 2025. Following the Transactions, the Company will be subject to U.S. federal income taxes in addition to applicable state and local taxes with respect to the Company’s allocable share of net taxable income of Cardinal. Accordingly, the Company has provided income taxes assuming a blended federal, state, and local rate of 22.80% on the Company’s allocable share of taxable income, and assuming no adjustments for non-taxable or non-deductible amounts of income and expenses. The actual rate could vary from the rate used in the pro forma financial statements.

NOTES TO THE UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

d)
Represents the pro forma amortization of the unfavorable lease adjustment recognized in connection with the Acquisition. The unfavorable lease amount is amortized on a straight-line basis over the remaining lease term, resulting in a reduction to operating income in the pro forma statement of operations.
e)
Reflects the estimated transaction costs of $1.1 million as if incurred on January 1, 2025, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed consolidated statement of operations. This is a non-recurring item.
f)
Reflects the incremental portion of the Company’s net income allocable to the noncontrolling interest related to the issuance of LLC units to the selling shareholders of ALGC and the associated impact from the financing transaction. This assumes a 35.7% economic interest held by Cardinal as if the ALGC Acquisition occurred on January 1, 2025. As a result of the acquisition of ALGC, the selling shareholders of ALGC and the Continuing Equity Holders will own the remaining 64.3% economic interest in Cardinal, which will be accounted for as a noncontrolling interest in the Company’s future consolidated financial statements.

Note 6: Reorganization and Offering Adjustments

The Company’s historical condensed consolidated balance sheet as of December 31, 2025 already reflects the consummation of the Reorganization and Offering Transactions. Accordingly, no separate balance sheet adjustments are required to give pro forma effect to the Reorganization and Offering Transactions as of December 31, 2025. The pro forma adjustments shown in the “Reorg. & Offering Adjustments” column of the unaudited pro forma condensed consolidated statement of comprehensive income for the year ended December 31, 2025 are described below:

a)
Reflects the deconsolidation of CCCRE Holdings, LLC (“CCCRE”) as if it had occurred on January 1, 2025. As described in the Company’s historical financial statements, the deconsolidation of CCCRE was effected in connection with the Reorganization. The adjustment includes a decrease in depreciation, interest expense, and equity in income of unconsolidated affiliates and an increase in general and administrative expenses (or other line items, as applicable) to give effect to the deconsolidation of CCCRE on a pro forma basis for the portion of the year ended December 31, 2025 prior to its actual deconsolidation.
b)
Provides for an assumed income tax expense on the Company’s allocable share of Cardinal’s taxable income at an assumed blended federal, state and local effective tax rate of 8.65%, computed as if the Reorganization and Offering Transactions had occurred on January 1, 2025. Following the Transactions, the Company became subject to U.S. federal, state and local income taxes with respect to its allocable share of any taxable income of Cardinal.
c)
Reflects the portion of the Company’s net income allocable to noncontrolling interests representing the Continuing Equity Holders’ economic interest in Cardinal, as if the Reorganization and Offering Transactions had occurred on January 1, 2025. Immediately following the Offering, the Continuing Equity Holders held approximately 61.0% of the economic interest in Cardinal.

Note 7: Contingent Consideration (Tax Receivable Agreement and Tax Benefit Agreement)

Tax Receivable Agreement

In connection with the IPO, Cardinal Group entered into a Tax Receivable Agreement (the "TRA") dated December 9, 2025, among Cardinal Group, Cardinal and the Continuing Equity Holders named therein. As part of the ALGC acquisition on February 18, 2026, Diamond Interests Group LLC and the Seller Owners became parties to the pre-existing TRA as Continuing Equity Holders upon the issuance to them of 4,186,062 Common Units (rollover equity). Under the TRA, Cardinal group obligated to pay the Continuing Equity Holders 85% of the net cash tax savings that Cardinal Group actually realizes from the tax basis step-up in Cardinal's assets attributable to future exchanges of Cardinal units for Cardinal Group Class A common stock or cash, determined on a "with and without" methodology. Payments under the TRA are contingent upon (i) future exchanges of Cardinal units actually occurring and (ii) Cardinal Group generating sufficient taxable income to utilize the resulting tax attributes. The TRA includes provisions for early termination at Cardinal Group's election (subject to independent director approval), change-of-control acceleration, and net operating loss carryforward mechanics capped at 80% of annual pretax income. Interest accrues on unpaid TRA payments at SOFR plus 100 basis points.

Tax Benefit Agreement

Concurrently with the ALGC Acquisition on February 18, 2026, Cardinal Group entered into a Tax Benefit Agreement (the

NOTES TO THE UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

"TBA") dated February 18, 2026, among Cardinal Group, Cardinal, and Diamond Interests Group LLC. Under the TBA, Cardinal Group is obligated to pay 85% of the annual Cumulative Net Realized Tax Benefit (as defined in the TBA) arising from the basis step-up in ALGC's assets attributable to the portion of the acquisition treated as a taxable asset sale under IRC Section 1001. The Realized Tax Benefit is computed under a "with and without" method that assumes Cardinal Group is allocated 80% of Cardinal's amortization and depreciation deductions in respect of the Basis Adjustments. Unlike the TRA, TBA payments do not require future unit exchanges; rather, they depend on Cardinal Group generating sufficient taxable income to utilize the amortization deductions, which arise over the applicable depreciable and amortizable lives of the stepped-up assets (including immediate expensing of fixed asset step-up under bonus depreciation and 15-year amortization of intangible assets under federal tax rules). Interest on unpaid TBA payments accrues at SOFR plus 100 basis points.

Fair Value Measurement and Recognition

Both the TRA and TBA represent contingent consideration in connection with the Acquisition, as the Purchase Consideration in the purchase agreement is explicitly stated to be increased by payments made to Seller Owners under or in respect of both agreements. Accordingly, the Company recognized the TRA and TBA obligations as contingent consideration at acquisition-date fair value.

The aggregate acquisition-date fair value of the TRA and TBA was $15.3 million ($8.2 million attributable to the TRA and $7.1 million attributable to the TBA), determined using a Monte Carlo simulation model with 100,000 trials. The key inputs to the model included: (i) management's projected pretax book income for fiscal years 2026 through 2030, extended through 2053 at a normalized long-term growth rate of 3.0%; (ii) book-to-tax adjustments to convert pretax book income to a tax basis, including immediate bonus depreciation of the fixed asset step-up and 15-year amortization of intangible assets; (iii) annual net operating loss carryforward mechanics capped at 80% of pretax income in any year; (iv) an 85% payment percentage applied to cumulative net realized tax benefits; and (v) an equity volatility assumption of 58.0%, derived from the observed 20-year average equity volatility of a group of guideline public companies and re-levered to reflect the Company’s capital structure, reflecting the equity-linked nature of the underlying cash flows. A metric risk premium was applied to adjust management's pretax income projections to a risk-neutral perspective, based on the Company’s cost of equity capital of 24.0% relative to the guideline public company median. This measurement is classified within Level 3 of the ASC 820 fair value hierarchy due to the use of significant unobservable inputs, including projected taxable income, future tax rates, and the timing of future Cardinal unit exchanges.

A 200 basis point increase in the discount rate variable would decrease the combined value of the TRA and TBA by $790,000, while a 200 basis point decrease would increase the value by $780,000. A 500 basis point increase in the volatility variable would decrease the combined value of the TRA and TBA by $960,000, while a 500 basis point decrease would increase the value by $900,000.

The potential undiscounted payments under the TRA and TBA have no contractual maximum. The minimum potential payment under each agreement is $0, which would occur in scenarios where Cardinal Group does not generate taxable income sufficient to utilize the relevant tax attributes or where no future exchanges of Cardinal units occur under the TRA. The expected payment period runs through approximately 2041, reflecting the 15-year IRC Section 197 amortization period for intangible assets under the TBA and the assumed timing of future Cardinal unit exchanges under the TRA. Subsequent changes in the fair value of these contingent consideration liabilities are recognized in earnings in the period of change.

Note 8: Earnings Per Share

The pro forma net income per share calculations have been performed for the year ended December 31, 2025, assuming the Acquisition occurred on January 1, 2025. The below table includes class A stock-based awards that were issued in connection with the

NOTES TO THE UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

ALGC Acquisition, which were not subject to service conditions.

Fiscal year ended December 31, 2025
Basic and diluted supplemental pro forma net income per share:
Numerator
Net income	$35,008,645
Less: Net income attributable to non-controlling interests(1)	(22,519,121)
Net income attributable to Class A common stockholders—basic	$12,489,524
Net income effect of dilutive securities:
Unvested restricted stock units (RSUs)	19,447
Net income attributable to Class A common stockholders—diluted	12,508,970

Denominator
Historical Weighted-average Class A Common Stock outstanding	14,943,760
Class A Common Stock of Cardinal Infrastructure Group Inc. as consideration transferred for the acquisition of ALGC	345,666
Deferred consideration related to the Acquisition(1)
Total Weighted-average Class A Common Stock outstanding (basic)	15,289,426

Incremental common shares attributable to dilutive instruments:
Stock options
RSUs	22,114
Assumed conversion of noncontrolling interests to shares of Class A Common Stock
Total Weighted-average Class A Common Stock outstanding (diluted)	15,311,540

Basic and diluted pro forma net income per share
Earnings per share:
Basic	$0.82
Diluted	$0.82

The following securities were not included in the computation of diluted earnings per share for the year ended December 31, 2025, as they would be neither dilutive nor anti-dilutive:

The dilutive impact of 23,387,813 LLC interests issued as a result of the reorganization and IPO and 4,186,062 LLC interests were issued in relation to the acquisition of ALGC that are each exchangeable for Class A common stock.